SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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NovaBay Pharmaceuticals, Inc.

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PRELIMINARY COPY

NOVABAY PHARMACEUTICALS, INC.

5980 Horton Street, Suite 550

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2014

To the Stockholders of NovaBay Pharmaceuticals, Inc.:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation. The Annual Meeting will be held on Friday, May 30, 2014, at 2:00 p.m. Pacific Time at Hyatt House Hotel Emeryville, 5800 Shellmound Street, Emeryville, CA 94608, for the following purposes:

1.

To elect the two (2) Class I directors nominated by our Board of Directors to hold office for a term of three (3) years and until their respective successors are elected and qualified. The nominees for election are Massimo Radaelli, Ph.D. and Mark M. Sieczkarek.

2.	To approve an amendment the Certificate of Incorporation of NovaBay Pharmaceuticals to increase the number of authorized shares of NovaBay common stock from 65,000,000 to 120,000,000.

3.	To ratify the appointment by our Audit Committee of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The record date for the Annual Meeting is April 23, 2014. Only stockholders of record at the closing of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on

Friday, May 30, 2014.

The proxy statement and annual report to security holders are available at www.edocumentview.com/NBY (for all stockholders).

By Order of the Board of Directors,

/s/ Ramin Najafi
April __, 2014	Ramin (“Ron”) Najafi, Ph.D. Chairman of the Board, Chief Executive Officer and President

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PRELIMINARY COPY

NOVABAY PHARMACEUTICALS, INC.

5980 Horton Street, Suite 550

Emeryville, California 94608

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of NovaBay Pharmaceuticals, Inc., a Delaware corporation, to be voted at the 2014 Annual Meeting of Stockholders to be held on Friday, May 30, 2014, (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at 2:00 p.m. Pacific Time at Hyatt House Hotel Emeryville, 5800 Shellmound Street, Emeryville, California 94608. These proxy solicitation materials are expected to be mailed on or about April 28, 2014, to all stockholders entitled to vote at the Annual Meeting. References to “NovaBay” in this proxy statement refer to NovaBay Pharmaceuticals, Inc., a Delaware corporation, on and after June 29, 2010, the date we reincorporated from California to Delaware, and to NovaBay Pharmaceuticals, Inc., a California corporation and our predecessor, before June 29, 2010.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as April 23, 2014 (“Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one (1) vote for each share of our common stock held by such stockholder as of the Record Date. As of the Record Date __________ shares of our common stock were outstanding, and no shares of our preferred stock were outstanding.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes and votes marked “withheld” will not be counted towards the tabulation of votes cast on such proposals presented to the stockholders.

Required Votes

For Proposal One, the election of Class I directors, the two (2) nominees nominated by our Board of Directors receiving the highest number of “FOR” votes of our common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be elected. “WITHHELD” votes and broker non-votes will have no effect.

Proposal Two, the amendment to NovaBay’s Certificate of Incorporation to increase the number of authorized shares of NovaBay’s common stock from 65,000,000 shares to 120,000,000 shares, requires “FOR” votes from a majority of the shares outstanding to be approved. Abstentions and broker non-votes will have the same effect as “AGAINST” votes.

Proposal Three, the ratification of the appointment by our Audit Committee of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, requires “FOR” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. Abstentions and broker non-votes will have the same effect as “AGAINST” votes.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card, you should receive from your financial institution an instruction form for voting. You must follow the voting instructions you receive from that institution. Should you receive more than one proxy card or voting instruction form, it is because your shares are held in multiple accounts or registered in different names or addresses. Please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure all of your shares will be voted. Only proxy cards that have been signed, dated, and timely returned will be counted towards the quorum and entitled to vote.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board under Proposal One unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two, and FOR the approval of Proposal Three described in the Notice and this proxy statement.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the Annual Meeting.

Effect of Not Voting

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposal One, but may vote your shares on Proposal Three and potentially on Proposal Two.

Revoking Proxies

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Corporate Secretary, Mr. Thomas J. Paulson at our principal executive offices at 5980 Horton Street, Suite 550, Emeryville, California 94608. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Simply attending the meeting will not, by itself, revoke your proxy. If your shares are held in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Annual Meeting. In the absence of a legal proxy issued by the record holder of your shares, your vote in person at the Annual Meeting will not be effective.

Voting by Telephone or through the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

NovaBay will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, Printing and mailing this proxy statement, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

The Company has engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut to assist in proxy solicitation and collection at a cost of $5,500, plus out-of-pocket expenses.

Results of the Voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides for a classified board of directors consisting of three (3) classes of directors, each serving staggered three (3)-year terms. As a result, a portion of our Board will be elected each year. Our Board currently consists of ten (10) persons. However, because of the term limits imposed by NovaBay’s Corporate Governance Guidelines, two of our directors, Robert Tufts and Anthony Dailley, will not stand for re-election at the Annual Meeting, and effective with the start of our Annual Meeting our Board has determined that the size of our Board will consist of eight (8) persons.

Massimo Radaelli, Ph.D. and Mark M. Sieczkarek have been designated Class I directors whose terms expire at this Annual Meeting. Dr. Radaelli and Mr. Sieczkarek were recommended to become members of our Board by a non-management director and a third-party search firm, respectively. The third-party search firm, Levin & Co., completed an assessment of the current Board composition, identified numerous candidates, and conducted interviews to support the Board in their selection process. Mr. Cashion, Mr. Wicks and Dr. McPherson have been designated Class II directors whose terms expire at the 2015 Annual Meeting of Stockholders. Mr. Freiman, Ms. Maderis and Dr. Najafi have been designated Class III directors whose terms expire at the 2016 Annual Meeting of Stockholders.

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board selected and approved Dr. Radaelli and Mr. Sieczkarek as nominees for election in the class being elected at this Annual Meeting to serve for a term of three (3) years, expiring at the 2017 Annual Meeting of Stockholders, and until their successors are duly elected and qualified or until their earlier resignation or removal.

Each nominee for election is currently a member of our Board and has agreed to serve if elected. Management has no reason to believe either of the nominees will be unavailable to serve. In the event either of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

 Required Vote For Stockholder Approval

 The two (2) nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be elected as directors.

Recommendation of Our Board of Directors

For the reasons described in this Proxy Statement, our Board of Directors recommends unanimously that you vote “FOR” the Class I director nominees listed below.

 Directors and Nominees

The names of our directors and nominees (excluding Robert Tufts and Anthony Dailley, who will not stand for re-election), their ages, and positions with us as of April 25, 2014, and biographical information about them, are as follows:

Name	Age	Current Position(s)
Ramin (“Ron”) Najafi, Ph.D.	55	Chairman of the Board, Chief Executive Officer and President
Charles J. Cashion(2)	63	Director
Paul E. Freiman(5)(6)	79	Director
Gail Maderis (5)(6)	56	Director
T. Alex McPherson, M.D., Ph.D.(1)(4)	75	Lead Independent Director, Director
Massimo Radaelli, Ph.D.(8)(7)	55	Director
Mark M. Sieczkarek(9)(7)	59	Director
Tony D.S. Wicks(3)	75	Director

————————

(1) (2) (3) (4) (5)	Lead Independent Director Chairman of the Audit Committee Chairman of the Compensation Committee Chairman of the Nominating and Corporate Governance Committee Member of the Audit Committee.
(6)	Member of the Compensation Committee.
(7)	Will become a member of the Nominating and Corporate Governance Committee effective with the Annual Meeting.
(8)	Will become a member of the Audit Committee effective with the Annual Meeting.
(9)	Will become a member of the Compensation Committee effective with the Annual Meeting.

Class I Director Nominees

Massimo Radaelli, Ph.D., has served as a director since January 2014 and brings over twenty-five years of industry experience to our Board, including senior leadership positions with major European pharmaceutical companies. Dr. Radaelli is currently the President and Chief Executive Officer of Noventia Pharma, a specialty pharmaceutical company focused on orphan drugs for the treatment of rare diseases, in particular for the central nervous system and respiratory. Prior to joining Noventia in May 2009, Dr. Radaelli was President and Chief Executive Officer of Dompé International SA, the international pharmaceutical company of the Dompé Group. He joined Dompé in 1996 as director of corporate business development. Dr. Radaelli is also Executive Chairman of Bioakos Pharma Laboratories, a specialty pharmaceuticals company concentrated in the fields of gynecology, dermatology, ENT and pediatrics and a director of Arriani International, SA, the international subsidiary of Arriani Pharmaceuticals, a pharmaceutical company in Southeastern Europe. Dr. Radaelli received a University Degree in pharmaceutical sciences and a Ph.D. in clinical pharmacology from the University of Milan and an Executive Master of Business from Bocconi University of Milan. The Board believes Dr. Radaelli’s brings significant strategic and International operational industry experience, including expertise in pharmaceutical business development, strategic planning, alliance management, and product development and commercialization. The Board also believes his knowledge of the European, Middle East and Latin American Markets will be helpful in the management of our International partnerships.

Mark M. Sieczkarek, has served as a director of NovaBay since January 2014. Mr. Sieczkarek has more than 34 years of leadership experience in the pharma, device and diagnostics industries and most recently served as Chairman, President and Chief Executive Officer of Solta Medical, Inc. until it was acquired by Valeant Pharmaceuticals International, Inc. in January 2014.   Mr. Sieczkarek was also lead director of Solta Medical, Inc. for seven years while serving on the audit committee and as head of the compensation committee. Mr. Sieczkarek also served as President and Chief Executive Officer of Conceptus, Inc. from 2003 to 2011. Previously, Mr. Sieczkarek was Senior Vice President and President of The Americas Region, responsible for the commercial operation of all Bausch & Lomb businesses in the United States, Canada and Latin America. Mark joined Bausch & Lomb in 1995 as Vice President and Controller in the Personal Products division and also served as President of Europe, and a Vice President in Corporate Business Development. Previously, Mark held an executive level position with KOS Pharmaceuticals, several Bristol Myers-Squibb subsidiaries and Sanofi Diagnostics Pasteur. Mr. Sieczkarek received a MBA degree in Finance from Canisus College in Buffalo, NY., and a B.S. degree in Accounting from the State University of New York at Buffalo. The Board considers Mr. Sieczkarek’s leadership in guiding Solta Medical through an acquisition and leading Conceptus through its successful commercialization prior to its eventual sale to Bayer to be a valuable asset to the Company . The Board also believes that his prior experiences as a chief executive officer of several medical device companies gives him operational and industry expertise that are important to the future growth of NovaBay.

Directors Whose Terms Continue

Class II Directors – Terms Expiring at the 2015 Annual Meeting

Charles J. Cashion, M.B.A. has served as a director since November 2005. Mr. Cashion currently serves as the Senior Vice President and Chief Financial Officer of Conatus Pharmaceuticals Inc., a publically owned biotechnology company focused in the areas of inflammation and liver disease, which he co-founded with other senior management of Idun Pharmaceuticals, Inc. following the sale of Idun to Pfizer, Inc. in July 2005. From 2001 to July 2005, Mr. Cashion was the Executive Vice President, Chief Financial Officer and Secretary of Idun. Mr. Cashion’s prior experience also includes serving as the Senior Vice President, Chief Financial Officer and Secretary of Quidel Corporation, a publicly owned, medical diagnostics company, and as the Senior Vice President, Finance, Chief Financial Officer, Secretary, and Treasurer of The Immune Response Corporation, a publicly owned biopharmaceutical company. Mr. Cashion currently serves as a member of the Board of Directors of Ridge Diagnostics, Inc.. Mr. Cashion received his B.S. in accounting and an M.B.A. in finance from Northern Illinois University. The Board believes Mr. Cashion’s extensive knowledge of finance and accounting and his experience as a chief financial officer bring valuable skills and expertise to the Board.

 T. Alex McPherson, M.D., Ph.D. ICD.D has served as a director of NovaBay Pharmaceuticals, Inc. since July 2006 and was appointed as the Lead Independent Director on January 1, 2010.  Dr. McPherson was president and chief executive officer of Biomira, Inc., a biotechnology company specializing in the development of products for the treatment of cancer, from 1991 until his retirement in May 2006. Biomira was recently renamed Oncothyreon and reincorporated in the U.S. (NASDAQ: ONTY). He is a Fellow of the Australasian, Canadian and American Colleges of Physicians and is a past President of both the Alberta and Canadian Medical Associations. Dr. McPherson is currently a Professor Emeritus in the Faculty of Medicine of the University of Alberta, and was Deputy Minister of the Alberta Ministry of Hospitals and Medical Care and the Deputy Commissioner and Executive Director of the Premier’s Commission on Future Health Care for Albertans (The Rainbow Report). He also served on the board of directors of Carrington Laboratories, Inc. until 2009. Dr. McPherson currently serves as Lead Director of Clean Keys, Inc., IR2DX, Inc., and the Chairman of the Edmonton Chapter of the Institute of Corporate Directors (ICD) of Canada. Dr. McPherson received his M.D. in medicine from the University of Alberta and his Ph.D. from the University of Melbourne. The Board believes Dr. McPherson’s medical background, international industry expertise and his experience in public service bring valuable skills to the Board.

 Tony D.S. Wicks has served as a director of NovaBay Pharmaceuticals, Inc. since May 2002. He also served as a director of NovaCal Pharmaceuticals, LLC (“NovaCal LLC”) from March 2001 to May 2002. Mr. Wicks was the chief executive officer of American Resource Corporation, Inc., a public company in the mining industry with activities in North and South America from 1986 to 1995.  Prior to that, he was a managing director and board member of London-based companies Guthrie Corporation PLC, GPG International PLC (part of the Guinness group) and United City Merchants PLC. Since 1995, Mr. Wicks has been pursuing private investments, venture work and participating in property investments. Mr. Wicks received his H.N.C. in electrical engineering from Essex Polytechnic and is a member of the American Institute of Electrical and Electronic Engineers. The Board believes Mr. Wicks’ chief executive officer experience brings valuable leadership skills and managerial expertise to the Board. In addition, due to his Board service since 2001, Mr. Wicks has extensive historical knowledge about NovaBay and provides valuable Board continuity.

Class III Directors -– Terms Expiring at the 2016 Annual Meeting

Paul E. Freiman, has served as a director of NovaBay Pharmaceuticals, Inc. since May 2002. He also served as a director of NovaCal Pharmaceuticals (NovaBay’s corporate predecessor) from May 2001 to May 2002. Since January 2009, Mr. Freiman has been an independent pharmaceutical professional and consultant. Mr. Freiman’s prior experience includes serving as the president and chief executive officer of Neurobiological Technologies, Inc. (OTC: NTII) and a member of its board of directors from April 1997 until December 2008. Mr. Freiman’s prior experience also includes serving as the former chairman and chief executive officer of Syntex Corporation from 1990 to 1995, which was sold to The Roche Group for $5.3 billion during his tenure. He is credited with much of the marketing success of Syntex's lead product, Naprosyn, and was responsible for moving the product to over-the-counter status, marketed as Aleve. Mr. Freiman served as chairman of Penwest Pharmaceutical Co. (NASDAQ: PPCO) until 2010, served on the board of directors of Otsuka American Pharmaceuticals, Inc. and Otsuka America, Inc., and served on the board of directors of NeoPharm, Inc. (NASDAQCM: NEOL) until 2010 and Calypte Biomedical Corporation (OTC: CBMC) until September 2009. Mr. Freiman received a B.S. in pharmacy from Fordham University and an honorary doctorate from the Arnold & Marie Schwartz College of Pharmacy. The Board considers Mr. Freiman’s experience guiding Syntex through an acquisition to be an asset to the Board and believes that Mr. Freiman’s prior experiences as a chief executive officer of pharmaceutical companies gives him operational and industry expertise and leadership skills that are important to our Board. In addition, having spent nearly nine years as one of our directors, Mr. Freiman has extensive historical knowledge about NovaBay and provides valuable Board continuity.

    Gail Maderis has served as a director of NovaBay Pharmaceuticals, Inc. since October 2010. She currently serves as President and CEO of BayBio, an independent, non-profit trade association serving the life sciences industry in Northern California. Ms. Maderis was previously President and CEO of FivePrime Therapeutics, Inc., a biotechnology company focused on the discovery and development of innovative protein and antibody drugs, and prior to that, held general management positions at Genzyme Corporation, including founder and president of Genzyme Molecular Oncology, a publicly traded division of Genzyme, and corporate vice president of Genzyme Corporation. Ms. Maderis has been a member of several private company boards, and currently serves on the Board of Opexa Therapeutics, Inc. Ms. Maderis received a B.S. degree in business from the University of California at Berkeley and an M.B.A. from Harvard Business School. The Board considers Ms. Maderis’ prior experience as CEO of FivePrime Therapeutics, Inc. and as President of Genzyme Corporation gives her operational and industry experience and leadership skills, and through her experience, she has acquired an extensive network of contacts related to financing, partnering and support services for the industry, that are important to our Board. In addition, the Board believes Ms. Maderis’ experience as CEO of BayBio to be an asset to the Board; as CEO of BayBio, Ms. Maderis has visibility into business and policy trends that impact the biopharma industry.

Ramin (“Ron”) Najafi, Ph.D. has served as the chairman of the board and president since July 2002, and as the chief executive officer of NovaBay Pharmaceuticals, Inc. since November 2004. Prior to joining us, from January 2000 to June 2002, Dr. Najafi served in various management positions with NovaCal LLC, including as chairman of the board from January 2000 to June 2002, as president and chief scientific officer from February 2002 to June 2002 and as chief executive officer from January 2000 to February 2002. Dr. Najafi received his B.S. and M.S. degrees in chemistry from the University of San Francisco and a Ph.D. in organic chemistry from the University of California at Davis. Prior to joining NovaBay, Dr. Najafi held senior management and leadership roles at companies including Applied Biosystems, Rhone Poulenc Rorer (now Sanofi-Aventis), Aldrich Chemical and California Pacific Labs, Inc. where he was president and chief executive officer. The Board believes Dr. Najafi’s historical knowledge of NovaBay, his senior management experience and his scientific expertise bring valuable leadership skills and industry expertise to the Board.

Family Relationships

There are no family relationships among any of our directors, executive officers or director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Corporate Governance section of our website at www.novabay.com. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics and Business Conduct required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website.

Director Independence

Our Board has determined that each of its members, other than Dr. Najafi, our chief executive officer, satisfies the requirements for “independence” as defined in the NYSE MKT Company Guide.

Board Committees and Meetings

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Corporate Governance section of our website at www.novabay.com.

During the year ended December 31, 2013, the Board and the various committees of the Board held the following number of meetings: Board of Directors—9; Audit Committee—5; Compensation Committee—6; and Nominating and Corporate Governance Committee—4. During 2013, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors while he or she was serving on such committee.

During most of the regularly scheduled Board meetings, the independent directors met in an executive session. These executive sessions are chaired by the lead director. Following each such meeting, the lead director has a discussion with Dr. Najafi, the Chairman of the Board and the Chief Executive Officer, regarding the executive session. The lead director establishes the agenda for each executive session of independent directors, and also determines which, if any, other individuals, including members of management and independent advisors, should attend each such meeting.

 Audit Committee. Our 2013 Audit Committee consisted of Mr. Cashion, Mr. Freiman, Ms. Maderis and Mr. Tufts. Mr. Cashion is the chairman of the Audit Committee. Our Board has determined that each member of the Audit Committee is independent, as defined in the NYSE MKT Company Guide and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Cashion qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this committee include:

meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

meeting with our independent auditors and with internal financial personnel regarding these matters;

pre-approving audit and non-audit services to be rendered by our independent auditors;

engaging and determining the compensation of our independent auditors and oversight of the work of our independent auditors;

reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

reviewing our financing plans and reporting recommendations to our full Board for approval and to authorize action; and

administering and discussing with management and our independent auditors our Code of Ethics and Business Conduct.

Both our independent auditors and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

Compensation Committee. Our 2013 Compensation Committee consisted of Mr. Wicks, Dr. Freiman, Dr. Dailley, and Ms. Maderis. Mr. Wicks is the chairman of our Compensation Committee. Our Board has determined that each member of the Compensation Committee is independent, as defined in the NYSE MKT Company Guide. The functions and scope of authority of this committee include:

reviewing and, as it deems appropriate, recommending to our Board, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

exercising authority under our employee benefit plans; and

reviewing and approving executive officer and director indemnification and insurance matters.

The Compensation Committee may delegate its authority to act to subcommittees of the Compensation Committee, as set forth in its charter, but has not done so historically.

Decisions regarding executive compensation are ultimately determined by the Board upon recommendations of the Compensation Committee, which reviews a number of factors in its decisions, including market information about the compensation of executive officers at similar-sized biotechnology companies within our geographic region, or peer group companies, and recommendations from our chief executive officer and chief financial officer. Additionally, our management subscribes to the Radford Life Science Compensation Survey (the “Compensation Survey”), from which we collect data for base salary, target annual bonuses and equity compensation for various positions at our peer group companies. The market data is used as a guide, against which the Compensation Committee evaluates the compensation of each of the Named Executive Officers in light of the executive’s scope of responsibility, expertise and business knowledge. In 2012, the Compensation Committee engaged consultants from Radford to advise it on long-term incentives for Named Executive Officers and continued to receive advice from Radford throughout 2013. The Radford consultant participated in meetings of the Compensation Committee to advise it about equity compensation matters. The chief executive officer and chief financial officer attend all meetings of the Compensation Committee except where their respective compensation packages are being discussed and participate in Compensation Committee discussions setting compensation of other officers and employees. This process allows the Compensation Committee to set compensation at levels it believes are appropriate to retain and motivate our Named Executive Officers.

Future decisions regarding executive compensation will continue to be the responsibility of our Compensation Committee. In 2014, the Compensation Committee plans to review the salaries of our Named Executive Officers to evaluate the competitiveness of our executive compensation and to determine whether the total compensation paid to each of our Named Executive Officers was reasonable in the aggregate. The Compensation Committee will review Radford Consulting salary data and compare existing executive salaries with data of companies in the life sciences industry with 50 employees or less.

Outside director compensation is determined by the entire Board after review and approval by the Compensation Committee. In October 2012, the Board, upon the recommendation of the Compensation Committee, approved the 2013-2014 director compensation program, effective on January 1, 2013, to continue until December 31, 2014. In January 2014 the director compensation program was amended to increase the Lead Independent Director’s annual compensation from $12,000 to $20,000. Each director may elect to take their annual compensation in a combination of options and cash. The 2013-2014 director compensation program is described under the caption “Director Compensation” below.

Nominating and Corporate Governance Committee. Our 2013 Nominating and Corporate Governance Committee consisted of Dr. Dailley, Mr. Tufts and Dr. McPherson. Dr. McPherson is the chairman of our Nominating and Corporate Governance Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined in the NYSE MKT Company Guide. The functions of this committee include:

identifying qualified candidates to become members of our Board;

selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

selecting candidates to fill vacancies on our Board;

developing and recommending to our Board our corporate governance guidelines;

overseeing the evaluation of our Board; and

reviewing and assisting the Board in developing succession plans for the Chief Executive Officer (CEO), and ensure that a qualified successor to NovaBay’s Chief Executive Officer is at all times identified, in the event of an emergency or the retirement of the Chief Executive Officer.

In connection with its recommendations regarding the composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our stockholders’ long-term interests. These factors, and others deemed appropriate by the Nominating and Corporate Governance Committee in contributing to our Board’s heterogeneity, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The Nominating and Corporate Governance Committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the Nominating and Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates. The Board strives to achieve a membership of qualified individuals with a mix of qualities that best serve the Company’s needs.  Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee consults with the Board to determine the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time, and will consider diversity in its process to the extent it deems appropriate. For example, the Nominating and Corporate Governance Committee took into account gender diversity in its determination to recommend that Ms. Maderis be appointed to our Board in 2010.  To identify the best candidates for the Board’s needs, the Nominating and Corporate Governance Committee considers the following as the minimum qualifications a nominee must have:

●	Experience at a strategic or policymaking level in a business, government, non-profit or academic organization;
●	Be highly accomplished in his or her respective field, with superior credentials and recognition;
●	Be well regarded in the community and possess a long-term reputation for the highest ethical and moral standards;
●	Sufficient time and availability to devote to the affairs of the company, particularly in light of the number of boards on which the nominee may serve;
●	Be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and
●	To the extent such nominee serves or has previously served on other boards, a demonstrated history of actively contributing at board meetings.

The Nominating Committee also considers industry experience or qualifications, such as generic, brand or biotech experience, general management or financial experience, and diverse experience in business, education, government, law, technology, regulatory compliance, medicine and science. When considering candidates for election (or re-election) to the Board, the Nominating Committee considers the entirety of a candidate’s credentials and background in addition to the specific minimum qualifications outlined above. Moreover, the members of the Nominating Committee believe that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflicts of interest that interfere with his or her performance as a director.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement, as described in our bylaws and are received within the timeframe required under the caption “Deadline for Receipt of Stockholder Proposals or Nominations” below. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (1) the name and address of each Proponent, as they appear on the corporation’s books; (2) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (3) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (4) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (5) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees; (6) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (7) a description of all Derivative Transactions (any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

The Nominating and Corporate Governance Committee evaluates each candidate, including Board incumbents, based on the same criteria.  After a candidate has been contacted and agrees to be considered as a nominee, the Nominating and Corporate Governance Committee will review the candidate’s resume and other credentials and evaluate the expertise and experience that the candidate would provide to the Board and the company.

Any potential candidates for director nominees, including candidates recommended by stockholders, are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Committee considers such factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee reviews directors’ overall service during their term, including the number of meetings attended, level of participation and quality of performance. The Committee also determines whether the nominee would be independent, which determination is based upon applicable NYSE MKT listing standards and applicable SEC rules and regulations. The Committee then compiles a list of potential candidates from suggestions it may receive. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates as it deems appropriate. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting. Each of the director nominees standing for election at this Annual Meeting is a current director of NovaBay.

Other Board Matters

Board Leadership Structure. Since the roles of NovaBay’s chief executive officer and chairman of the Board are assumed by one person, our Board determined that it was appropriate to have a lead independent director and, effective January 1, 2010, the Board nominated Dr. McPherson as its lead independent director. As lead independent director, Dr. McPherson: presides at all Board meetings when the chairman is not present, including executive sessions of the Board’s independent directors; acts as a liaison to stockholders who request direct communication with the Board; consults with the chairman in setting the agenda for Board meetings and with the chairman and chief executive officer on matters relating to corporate governance and Board performance; and performs such other duties as the Board may delegate to him from time to time.

Board’s Role in Risk Oversight. One of the Board’s key functions is informed oversight of NovaBay’s risk management process. The Board does not have a formal risk management committee, but rather administers this oversight function through various standing committees of the Board that address risks inherent in their respective areas of oversight. Our Audit Committee is responsible for considering and discussing financial and enterprise risk exposures, including internal controls, and discusses with management, and the independent registered public accountants, our policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. In addition, under our whistleblower policy, employees wishing to report concerns or complaints they have related to accounting, auditing and internal controls submit such concerns in confidence, or anonymously if desired, to an outside administrator who forwards complaints to our Audit Committee chairman. Our Audit Committee monitors the effectiveness of the whistleblower policy. Our Nominating and Corporate Governance Committee monitors the effectiveness of our compliance and ethics policies, including whether they are successful in preventing illegal or improper liability-creating conduct, and our compliance with legal and regulatory requirements.

Annual Meeting Attendance. We do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. In 2013, seven of our eight directors attended the 2013 Annual Meeting of Stockholders.

Stockholder Communications to the Board

Our Board has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary, Mr. Thomas J. Paulson, at 5980 Horton Street, Suite 550, Emeryville, California 94608. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary will be responsible primarily for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are primarily commercial in nature or related to an improper or irrelevant topic will not be forwarded to the Board.

PROPOSAL TWO:

APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Our Board is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation, or the Restated Certificate, to increase the number of authorized shares of our common stock from 65,000,000 shares to 120,000,000 shares. In April 2014, the Board adopted resolutions declaring the foregoing amendment advisable and directing that the amendment be submitted to a vote of the stockholders at the Annual Meeting.

Our Restated Certificate currently authorizes the issuance of up to 70,000,000 shares of capital stock, consisting of 65,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. An increase in the number of authorized shares of our common stock to 120,000,000 shares will increase our total authorized capitalization to 125,000,000 shares of capital stock, which includes our previously authorized 5,000,000 shares of preferred stock.

If our stockholders approve this Proposal No. 2, we expect to file a Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable following stockholder approval effecting the amendment. Upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, Article IV.A. of our Restated Certificate will be amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Twenty Five Million (125,000,000) shares. One Hundred Twenty Million (120,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01) per share. Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01) per share.”

Of the 65,000,000 shares of our common stock currently authorized, as of the close of business on April 23, 2014, there were __________ shares of common stock outstanding. In addition to the __________ shares of common stock outstanding on April 23, 2014, an aggregate of __________ shares were reserved for issuance under our equity compensation plans, and an aggregate of __________ shares were reserved for issuance pursuant to outstanding warrants.

The Board has approved the proposed increase in authorized common stock for the primary purpose of bringing our capital structure in line with those of similarly situated companies with respect to shares of common stock available for issuance as a percentage of total authorized shares. Although, at present, the Board has no immediate plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use our common stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval. These purposes may include: raising capital; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses, products or technologies; and other purposes. If this Proposal No. 2 is not approved by our stockholders, it is possible that our financing and business development alternatives may be limited by the lack of unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In short, if our stockholders do not approve this Proposal No. 2, we may not be able to access the capital markets, complete corporate collaborations or partnerships, and pursue other business opportunities integral to our growth and success.

The additional common stock to be authorized by stockholder approval of this Proposal No. 2 would have rights identical to the currently outstanding shares of our common stock. Approval of this Proposal No. 2 and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock. The additional shares of common stock authorized by the approval of this Proposal No. 2 could be issued by the Board without further vote of our stockholders except as may be required in particular cases by our Restated Certificate, applicable law, regulatory agencies or the NYSE Mkt listing standards. Under our Restated Certificate, stockholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right thereunder to purchase any new issue of common stock in order to maintain their proportionate ownership interests in NovaBay.

The proposed amendment to our Restated Certificate to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. The additional shares of common stock that would become available for issuance if this Proposal No. 2 is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Further, the additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by us to adopt a rights agreement, or “poison pill,” which would, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, give certain holders the right to acquire additional shares of common stock at a low price. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any attempts directed at us), stockholders should be aware that approval of this Proposal No. 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If our stockholders approve the proposed amendment to our Restated Certificate, it will become effective upon filing with the Secretary of State of the State of Delaware, which we anticipate doing as soon as practicable following stockholder approval. However, even if our stockholders approve the proposed amendment, our Board retains discretion under Delaware law not to implement the proposed amendment. If our Board were to exercise such discretion, the number of authorized shares would remain at the current level.

Required Vote For Stockholder Approval

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required for approval.

Recommendation of Our Board of Directors

For the reasons described in this Proxy Statement, our Board of Directors recommends unanimously that you cast your advisory vote “FOR” the approval of the amendment to our Amended and Restated Certificate of Incorporation.

PROPOSAL 3:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected OUM & Co. LLP (“OUM”) as our independent auditors for the fiscal year ending December 31, 2014. We are asking the stockholders to ratify the selection by the Audit Committee of OUM as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2014, and to perform other appropriate services. Stockholder ratification of the selection of OUM as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee feels that such a change would be in our best interests and our stockholders’ best interests.

A representative of OUM is expected to be present at the Annual Meeting and will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2013 and 2012, by OUM & Co. LLP, our independent registered public accounting firm for such years:

	2013	2012
Audit Fees	$120,798	$92,027
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	19,990	37,400
Total Fees	$140,788	$129,427

Audit Fees. Audit fees consisted of fees billed by OUM for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements and other engagements such as comfort letters, consents, and review of documents filed with the SEC.

All Other Fees. All other fees consisted of fees associated with the review of registration statements on Form S-3 and Form S-8 performed by OUM.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by OUM or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services instead may be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by OUM for the fiscal years ended December 31, 2012, and December 31, 2013.

Required Vote For Stockholder Approval

 The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting is required for approval.

Recommendation of Our Board of Directors

Our Board of Directors recommends unanimously that you vote “FOR” the ratification of the selection of OUM & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audited consolidated financial statements of NovaBay Pharmaceuticals, Inc. for the fiscal year ended December 31, 2013, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements of NovaBay for the fiscal year ended December 31, 2013, with NovaBay’s management. The Audit Committee has discussed with NovaBay’s independent registered public accounting firm, OUM & Co. LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received the written disclosures and the letter from OUM & Co. LLP required by applicable requirements of the PCAOB regarding OUM &Co. LLP’s communications with the Audit Committee concerning independence, and has discussed with OUM &Co. LLP the independence of OUM &Co. LLP.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to NovaBay’s Board of Directors that the audited financial statements be included in NovaBay’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Charles J. Cashion, Chairman Paul E. Freiman Gail Maderis Robert R. Tufts

  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our executive officers as of April 24, 2014.

Name	Age	Current Position(s)
Ramin (“Ron”) Najafi, Ph.D.	55	Chairman of the Board, Chief Executive Officer and President
Thomas J. Paulson, M.B.A	67	Chief Financial Officer, Secretary and Treasurer
Roy Wu, M.B.A.	59	Senior Vice President, Business & Corporate Development
David W. Stroman	69	Senior Vice President, Ophthalmic Product Development
Keith R. Bley	54	Senior Vice President for Product Development

The following is certain biographical information regarding our executive officers. The biography of Dr. Najafi appears earlier in this proxy statement in “Directors and Nominees” in Proposal One above.

Thomas J. Paulson, M.B.A. has served as our chief financial officer, secretary and treasurer since January 2008. Prior to joining NovaBay, Mr. Paulson was a partner at Tatum LLC, an executive services and consulting firm which he joined in April 2007, where his job was focused primarily on business development, and the president and chief executive officer of The Paulson Group, a management consulting company whose clients included high-technology and biotechnology companies, which he founded in February 2006 and was responsible for all aspects of its business. Tatum is a management consulting firm providing “C” level interim professionals to private and public companies.  Immediately prior to forming the consulting firm, Mr. Paulson was vice president-finance, chief financial officer and secretary of Avigen, Inc., then a publicly traded biopharmaceutical company focused on unique and small molecule therapeutics and biologics, from 1996 to January 2006. As Avigen’s chief financial officer, Mr. Paulson was responsible for managing a staff of ten (10) people and oversaw the finance, accounting and human resources department. He also was a member of Avigen’s executive committee. From 1989 to 1994, Mr. Paulson served as chief financial officer, secretary and treasurer of Neurogen Corporation, a publicly traded development stage biotechnology company and held senior management positions at Ciba-Corning Diagnostics, Quidel Corporation and Abbot Laboratories. Mr. Paulson received a B.A. in Business Administration from Loyola University in Chicago and an M.B.A. from the University of Chicago.

Roy Wu, M.B.A. has served as our senior vice president for business and corporate development since July 2009. Prior to joining NovaBay, Mr. Wu was the vice president of business development at Genelabs Technologies, Inc. from 2001 to 2009, where he was responsible for all business development and licensing activities, including search, evaluation, and contract negotiations for all in- and out-license transactions, as well as alliance management and assisting in corporate financing activities. At Genelabs, Mr. Wu completed numerous licensing agreements and research collaborations with companies including Novartis, Gilead Sciences, Tanabe Seiyaku and Affymetrix.  Mr. Wu’s prior experience also includes serving as the vice president of Kissei Pharma USA Inc., from 1999 to 2001, where he also was responsible for clinical development, regulatory affairs and business development, director of business development at Quintiles-BRI from 1995 to 1997 and 16 years at Syntex Corporation (“Syntex”), where he started as a chemist and was consistently promoted until he became the director of research & development and program planning & management, Japan. Mr. Wu received an M.B.A. in international finance from the University of San Francisco, School of Business and a B.A. in biology from the University of San Francisco.

David W. Stroman, Ph.D. has served as our senior vice president, ophthalmic product development, since October 2011. Dr. Stroman brings over forty years of pharmaceutical and biotechnology industry to NovaBay, including thirty years of which in the discovery and development of anti-infectives. Prior to joining NovaBay, Dr. Stroman served in various positions at Alcon for 21 years, most recently as Therapeutic Unit Head for Anti-Infectives until his retirement on August 15, 2011. In that position, Dr. Stroman was responsible for setting the strategy and leading all aspects of development of anti-infectives for ocular and otic infections. Dr. Stroman joined Alcon in 1990 to create and lead the Anti-Infective program, and his work was instrumental in achieving extensive label claims compared to competitors for numerous products. Dr. Stroman’s prior experience also includes serving in the Infectious Disease Research Unit of The Upjohn Company in Michigan, and in leading the Biotechnology Unit at Phillips Petroleum Company and its joint ventures with The Salk Institute, Bissendorf Peptide, GmbH, and Baylor College of Medicine. Dr. Stroman received his Ph.D. in Biochemistry and Molecular Biology from the University of Oklahoma Medical School, and a B.S. in Chemistry, with a minor in Mathematics from Bethany Nazarene College, now Southern Nazarene University.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal years ended December 31, 2012, and December 31, 2013, by (1) our chief executive officer, (2) our chief financial officer, and (3) our Senior Vice President of Business Development, each of whom were serving as executive officers in 2013. The officers listed below are collectively referred to as the “Named Executive Officers” in this proxy statement.

Name	Fiscal Year	Salary	Bonus	Option/Stock Awards (1)	All Other Compensation(2)	Total
Ramin (“Ron”) Najafi, Ph.D.	2013	$400,000	$	$	$2,670	$
Chairman, CEO and
President	2012	$366,412(3)	$104,427(5)	$152,988 (4)	$3,204	$627,032

Thomas J. Paulson, M.B.A.	2013	$ 277,898	$	$	$ 2,240	$
Chief Financial Officer, Secretary and Treasurer	2012	$257,313	$59,439	$74,923	$3,204	$394,879

Roy Wu	2013	$ 248,400	$	$	$ 2,628	$
Senior Vice President, Business Development

(1)

These amounts are not cash compensation, but rather the aggregate fair value of the equity compensation paid to our Named Executive Officers during the fiscal year. The aggregate fair value is computed in accordance with FASB ASC Topic 718.  See Note 10 to our consolidated financial statements in our annual report for the year ended December 31, 2013, (the “Annual Report”) regarding assumptions underlying valuation of equity awards.

(2)	The amounts for 2013 represent individual life insurance premiums and secured parking fees paid for by the company.

(3)	From October 1, 2011, to September 30, 2012 Dr. Najafi voluntarily received one third of his annual salary in the form of restricted stock awards (“RSAs”) to help the company conserve cash.

(4)

The values listed for the stock option/restricted stock awards to Dr. Najafi in 2012 do not include the value of the restricted stock awards (“RSA”) meant to replace the cash salary foregone by Dr. Najafi from January 1, 2012, to September 30, 2012. The listed amounts include all other grants received during the fiscal year in excess of the annual salary amount. The payment of Dr. Najafi’s compensation in stock in lieu of cash was made to improve the cash position of the company.

(5)

This amount includes both cash and non-cash compensation. The non-cash compensation was in the form of an option granted in February 2012 as a bonus for services rendered in 2011, the value of which was calculated as set forth in footnote (1) above. The payments in stock in lieu of cash were made to improve the cash position of the company. The remaining portion of the 2011 bonus was paid in cash in October 2012.

In 2013 and 2012, our Named Executive Officers were awarded stock options under our 2007 Omnibus Incentive Plan at an exercise price per share equal to the closing sales price of our common stock on the NYSE MKT on the date of the grant. These options are not exercisable until vested, and except the options granted in February 2012 in lieu of cash bonus for services rendered in 2011, vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 12 equal installments thereafter upon the completion of three (3) months beginning the first anniversary date (September 26, 2013, with respect to the options granted in 2012). In February 2012, Dr. Najafi and Mr. Paulson were each granted options to purchase 96,652 and 54,709 shares respectively. The options were granted in lieu of cash bonuses for services rendered in 2011 and vested in four-equal installments: 25% each on March 30, 2012, June 30, 2012, September 30, 2012, and December 30, 2012. Also, in September 2012, Dr. Najafi and Mr. Paulson were each granted options to purchase 65,000 and 25,000 shares, respectively. The numbers of shares subject to those grants are set forth in the table below under “Outstanding Equity Awards at Fiscal Year-End” with option expiration dates in 2022. In January 2013 Dr. Najafi was granted an option to purchase 85,000 shares while Mr. Paulson and Mr. Wu were each granted an option to purchase 25,000 shares. In September 2013, as a part of the annual refresh awards to all employees, Dr. Najafi was granted an option to purchase 150,000 shares while Mr. Paulson and Mr. Wu were each granted an option to purchase 110,000 and 62,000 shares respectively.

As part of the company’s “cash conservation” strategy, on September 29, 2011, Dr. Najafi’s employment agreement was amended to provide for a 30% reduction of Dr. Najafi’s cash compensation for one year, from October 1, 2011, to September 30, 2012, equivalent to $109,924. Pursuant to such amendment, Dr. Najafi was granted 152,673 shares of restricted stock under our 2007 Omnibus Incentive Plan. The 152,673 shares equals the aggregate dollar amount of cash reduction in salary, plus a premium equivalent of 25%, divided by $0.90, the Fair Market Value (FMV) of the NovaBay common stock on September 29, 2011, the date of the grant. The shares are subject to a right of repurchase and will fully vest 18 months from date of grant.

2013 Performance Incentives

The Board upon the recommendation of the Compensation Committee, established bonus payments for the 2013 fiscal year to be paid to the Named Executive Officers with respect to the performance of NovaBay and such officers for the fiscal year ended December 31, 2013. The bonus payments were based on the subjective assessment by the Compensation Committee of the achievement of NovaBay’s corporate performance objectives for 2013 and, for the Named Executive Officers other than Dr. Najafi, individual performance goals for 2013. The Compensation Committee applied the criteria previously established by the Compensation Committee in 2010 for the company’s Bonus Structure (as described below under the Cash Bonus Incentive Section), and determined that a company performance achievement of 20% should be applied to the pre-established target bonuses for the executive officers.

The final amount and timing of award payments are at the discretion of the Compensation Committee, and the Compensation Committee can modify the amount of the bonus pool at its discretion, and could defer or cancel awards at its discretion. As of April 10, 2014 the Compensation Committee had not determined the amount or date of the 2013 award payments.

2012 Performance Incentives

The Board upon the recommendation of the Compensation Committee, established bonus payments for the 2012 fiscal year to be paid to the Named Executive Officers with respect to the performance of NovaBay and such officers for the fiscal year ended December 31, 2012. The bonus payments were based on the subjective assessment by the Compensation Committee of the achievement of NovaBay’s corporate performance objectives for 2012 and, for the Named Executive Officers other than Dr. Najafi, individual performance goals for 2012. The Compensation Committee applied the criteria previously established by the Compensation Committee in 2010 for the company’s Bonus Structure (as described below under the Cash Bonus Incentive Section), and determined that a company performance achievement of 71.3% should be applied to the pre-established target bonuses for the executive officers. The Compensation Committee and the Board determined that Mr. Paulson achieved 100% of the individual component of his target bonus based on an individual goal of increase cash reserves managing a secondary external financing.

The amount and timing of award payments was at the discretion of the Compensation Committee, and the Compensation Committee could modify the amount of the bonus pool at its discretion, and could defer or cancel awards at its discretion.

Given the large expenses anticipated in 2012, the Compensation Committee, with the support of management, determined to grant the Named Executive Officers 70% of the calculated bonuses in stock options in lieu of cash. The Compensation Committee then determined to increase the size of the option award by 30%, as it determined to pay only 70% of the bonus amount now, and in stock options in lieu of cash, and for the fact that the remaining bonus was not certain to be paid. The Compensation Committee granted stock options to each Named Executive Officer with a Black-Scholes value, using the stock price on February 17, 2012. The stock options were granted with an exercise price equal to the fair market value of the common stock on the date of grant, and the options vested in four-equal installments: 25% each on March 30, 2012, June 30, 2012, September 30, 2012, and December 30, 2012.

The remaining 30% of the bonus was to be paid later in the year or early in the following year, either in the form of stock options or cash, as determined by the Compensation Committee. In October 2012, the Compensation Committee determined to pay the remaining 30% in cash, plus an extra 4% to compensate the officers for the delay in payment.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2013. Stock options were granted pursuant to our 2002 Stock Option Plan (“2002 Plan”) and 2005 Stock Option Plan (“2005 Plan”) prior to our initial public offering in October 2007 and pursuant to our 2007 Plan thereafter. All options granted under our 2002 Plan and 2005 Plan were immediately exercisable and subject to a right of repurchase for any shares exercised prior to vesting. The options granted under our 2007 Plan are not exercisable until they have vested.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Securities That Have Not Vested (#)	Market Value of Securities That Have Not Vested ($)(2)
Ramin (“Ron”) Najafi, Ph.D.	125,000 65,000 78,200 50,000 97,500 39,375 (4) 96,652 20,313 - -	- - - - 32,500 30,625(4) - 44,687 85,000 150,000	$3.56 $1.95 $1.56 $1.75 $1.88 $1.09 $1.44 $1.22 $1.13 $1.71	12/13/17 09/05/18 01/28/19 10/06/19 11/15/20 10/27/21 02/17/22 09/26/22 01/10/23 09/26/23	0 (3) 25,000 (4)	$0 (3) $30,750 (4)

Thomas J. Paulson	200,000 44,400 26,600 38,100 52,500 28,000(5) 54,709 7,813 - -	- - - - 17,500 28,000(5) - 17,187 25,000 110,000	$3.80 $1.95 $1.56 $1.75 $1.88 $1.09 $1.44 $1.22 $1.13 $1.71	01/13/18 09/05/18 01/28/19 10/06/19 11/15/20 10/27/21 02/17/22 09/26/22 01/10/23 09/26/23	20,000 (5)	$24,600 (5)

Roy Wu	112,500 30,469 30,000 21,362 48,902 6,638 7,813 - -	- 7,031 10,000 28,000 - - 17,187 25,000 62,000	$1.95 $1.95 $1.88 $1.09 $1.44 $1.09 $1.22 $1.13 $1.71	08/26/2019 08/10/2020 11/15/2020 10/27/2021 02/17/2022 10/27/2021 09/26/2022 01/10/2023 09/26/2023

(1)

Unless otherwise noted, each option vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 12 equal installments thereafter at the end of each calendar quarter . Options have a term of ten years from the date of grant.

(2)	The market value is calculated by multiplying the number of shares subject to the award by the closing sales price of NovaBay’s common stock on December 31, 2013, of $1.23.

(3)

In September 2011, Dr. Najafi’s employment agreement was amended to provide for a thirty percent 30% reduction of Dr. Najafi’s salary for one year from October 1, 2011, to September 30, 2012.  In connection with the amendment, Dr. Najafi was granted 152,673 shares of restricted stock on September 29, 2011.  The shares were subject to a right of repurchase with an 18 month cliff vesting schedule. On March 1, 2013 the right of repurchase lapsed and the shares became fully vested.

(4)

In October 2011, the company granted refresh grants to all employees and the employees were given the choice of electing to receive refresh grants in form of either RSAs/RSUs or stock options, or combination thereof.   On, October 27, 2014, Dr. Najafi was granted an option to purchase 70,000 shares of our common stock and 50,000 RSUs. 25% of the RSUs will vest on the first anniversary of the date of grant, and the balance shall vest in a series of three equal installments upon the completion of each year beginning October 27, 2012.

(5)

On October 27, 2011, Mr. Paulson was granted an option to purchase 56,000 shares of our common stock and 40,000 RSUs. 25% of the RSUs vest every year commencing on the first anniversary of the grant date.

Employment Contracts and Termination of Employment and Change of Control Arrangements

On March 26, 2012, we entered into a four-year employment agreement, effective as of January 1, 2012, with each of Dr. Najafi, Mr. Paulson, and Mr. Wu. Pursuant to the terms of these agreements, the annual salaries for these officers will be at least $257,313 for Mr. Paulson, $230,000 for Mr. Wu, and $366,412 for Dr. Najafi, subject to periodic adjustment at the discretion of our Board. Each of the officers is also entitled to five weeks of vacation and to participate in all of our benefit programs that are generally available to similar, high level executives, as well as any additional benefits that may be approved by the Board. Although the Named Executive Officers are employed on an at-will basis, in the event Mr. Paulson’s employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to 12 months salary at his salary rate as then in effect. In the event Mr. Wu’s employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to three months salary at his salary rate as then in effect. In the event Dr. Najafi’s employment is terminated for any reason other than for cause, we will be required to pay him an amount equal to 18 months salary at his salary rate as then in effect. Such amounts will be paid in two equal installments, the first on the effective date of termination and the second installment on the 180th day after the date of termination. Moreover, in the event that Mr. Paulson voluntarily terminates his employment upon reaching the age of 65 or subsequent thereto, we will be required to pay him an amount equal to 12 months salary at his salary rate as then in effect. In the event Dr. Najafi voluntarily terminates his employment upon reaching the age of 65 or subsequent thereto, we will be required to pay him an amount equal to 18 months salary at his salary rate as then in effect. Such amounts will be paid in two equal installments, the first on the effective date of termination or separation from service and the second installment on the 180th day after the date of termination or separation from service. The Board, on its own, shall have the discretion to pay the compensation for voluntary termination at age of 65 or over, in cash or a combination of stock or cash, provided that in no case shall the cash component be less than 25% of the total amount due. No amount is due to any officer in case of termination for cause.

For purposes of these agreements, “cause” is defined to be (a) termination by the company if the executive: (i) materially breaches any material terms of the agreement which has caused demonstrable injury to the company; (ii) commits willful gross acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude taken by the executive in connection with executive responsibilities as an employee and intended to result in substantial personal enrichment; (iii) is convicted of any felony or any crime involving moral turpitude resulting in either case in significant and demonstrable economic harm to the company, provided that no act or failure to act shall be considered "willful" under this definition unless he acted, or failed to act, with an absence of good faith and without a reasonable belief that his action, or failure to act, was in the best interest of the company; or (iv) fails to achieve milestones and tasks, referred to in the agreement, including but not limited to failure to perform, or continuing to neglect the performance of duties assigned to the executive, which failure or neglect will significantly and adversely affect the company’s business or business prospects and which failure is due to circumstances within the executive’s reasonable control; or (b) by the executive, unless such termination by the executive is for Constructive Termination. "Constructive Termination" means (i) the assignment or partial assignment of any duties or responsibilities inconsistent in any respect with those customarily associated with the position or those actually provided in the agreement (including status, offices, titles and reporting requirements) to be held by the executive during his employment period, or any other action by the company that results in a diminution or other reduction or any adverse change in his position, title, authority, duties or responsibilities; (ii) any failure by the company to comply with any provision of the agreement; (iii) a relocation of his principal place of employment more than thirty-five (35) miles from its current location; (iv) any reduction in his base salary or bonus opportunity; (v) a reduction in the kind or level of his benefits to which he was entitled immediately prior to such reduction; (vi) a material reduction of the facilities and perquisites (including office space and location) or secretarial and administrative support available to him immediately prior to such reduction; (vii) the assignment of duties that are substantially inconsistent with his training, education, professional experience and the job for which he was initially hired; or (viii) the failure of any successor-in-interest to assume all of the obligations of the company under the agreement.

The above notwithstanding, on September 29, 2011, the company and Dr. Najafi agreed to modify Dr. Najafi’s Employment Agreement, wherein Dr. Najafi’s cash compensation was reduced by 30% from October 1, 2011, to September 30, 2012, and Dr. Najafi was granted RSAs in lieu of cash.

Director Compensation

The compensation and benefits for services as a member of our Board is determined by our Board of Directors. Directors employed by us are not compensated for service on the Board or any committee of the Board; however, we reimburse all directors for any out-of-pocket expenses incurred in connection with attending meetings of our Board and committees of our Board.

In October 2012, the Board, upon the recommendation of the Compensation Committee, approved the 2013-2014 director compensation program, effective on January 1, 2013, to continue until December 31, 2014.  The approved director compensation is a combination of options and cash, as follows:

Board Meetings	Chairperson of Committee for Committee Meetings	All Other Members for Committee Meetings

Annual fee of $30,000 in cash and/or options and 15,000 options. Cash compensation is payable quarterly on the first working day of the beginning of the quarter. The options are granted on January 30th of the fiscal year and vest in equal monthly installments over one year

Lead Independent Director & Chairman of the Audit Committee – annual cash compensation of $20,000 per year, payable quarterly on the first working day of the beginning of the quarter.

Chairman of the Compensation Committee - annual cash compensation of $10,000 per year, payable quarterly on the first working day of the beginning of the quarter.

Chairman of the Nominating and Corporate Governance Committee – annual cash compensation of $8,000 per year, payable quarterly on the first working day of the beginning of the quarter.

Member of the Audit Committee - annual cash compensation of $6,000 per year, payable quarterly on the first working day of the beginning of the quarter.

Member of the Nominating and Corporate Governance Committee and the Compensation Committee - annual cash compensation of $5,000 per year, payable quarterly on the first working day of the beginning of the quarter.

Non-employee directors also may be granted additional awards under our equity incentive plans at the discretion of our Board.

The compensation received during 2013 by each director who is not a Named Executive Officer is set forth below.

Name	Fees Earned or Paid in Cash	Option Awards ($) (1)	Total ($)
Charles J. Cashion (2)	$ 27,000	$ 26,478	$ 53,478
Anthony Dailley (3)	$ 40,000	$ 11,478	$ 51,478
Paul E. Freiman (4)	$ 41,000	$ 11,478	$ 52,478
Gail Maderis (5)	$ 11,000	$ 41,478	$ 52,478
T. Alex McPherson (6)	$ 20,000	$ 41,478	$ 61,478
Robert R. Tufts (7)	$ 41,000	$ 11,478	$ 52,478
Tony D.S. Wicks (8)	$ 25,000	$ 26,478	$ 51,478

(1)	This amount is not cash compensation, but represents the aggregate fair value of stock option grants received by the Board in 2013. The aggregate fair value is computed in accordance with FASB ASC Topic 718 for the equity awards granted in 2013. See Note 10 to our consolidated financial statements in our Annual Report.

(2)	Mr. Cashion had 261,459 outstanding options at December 31, 2013.

(3)	Dr. Dailley had 188,217 outstanding options at December 31, 2013.

(4)	Mr. Freiman had 202,510 outstanding options at December 31, 2013.

(5)	Ms. Maderis had 191,464 outstanding options at December 31, 2013.

(6)	Dr. McPherson had 280,807 outstanding options at December 31, 2013.

(7)	Mr. Tufts had 117,385 outstanding options at December 31, 2013.

(8)	Mr. Wicks had 256,149 outstanding options at December 31, 2013.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of March 31, 2014, regarding the ownership of our common stock by:

●	each person who is known by us to own more than 5% of our shares of common stock;

●	each Named Executive Officer;

●	each of our directors; and

●	all of our directors and executive officers as a group.

The percentage of shares beneficially owned is based on 50,769,493 shares of common stock outstanding as of March 31, 2014. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following March 31, 2014, are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
5% Stockholders (other than Executive Officers and Directors):
China Pioneer Pharma Holdings Limited (2)	7,113,812	14%
190 Elgin Avenue, George Town,
Grand Cayman, Cayman Islands KY1-9005

Executive Officers and Directors
Ramin (“Ron”) Najafi, Ph.D. (3)	3,999,652	8%
Thomas J. Paulson M.B.A. (4)	515,457	1%
Roy Wu, M.B.A. (5)	283,746	*
Gail Maderis (6)	192,186	*
Charles J. Cashion (7)	238,285	*
Anthony Dailley, D.D.S. (8)	469,546	1%
Paul E. Freiman (9)	224,380	*
T. Alex McPherson, M.D., Ph.D.(10)	367,504	*
Massimo Radaelli, Ph.D.	-	*
Mark M. Sieczkarek	-	*
Robert R. Tufts (11)	484,786	1%
Tony D.S. Wicks (12)	430,305	*
All directors and executive officers as a group of 12 persons (13)	7,181,227	14%

*less than one percent (1%)

(1)

The address for each director and officer of NovaBay listed is c/o NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608. Beneficial ownership and percentage beneficial percent of class is calculated in accordance with SEC rules. A person is deemed to beneficially own shares the person has the right to acquire within 60 days. For purposes of calculating percent of class held by a person, the shares the person has the right to acquire within 60 days are also deemed to be outstanding, but not the shares that any other persons have the right to acquire within 60 days.

(2)

Based on a Schedule 13-G/A filed with the Securities and Exchange Commission on December 4, 2013, China Pioneer Pharma Holdings Limited has sole voting and investment power with respect to 108,156 of these shares, and each of China Pioneer Pharma Holdings Limited, Pioneer Pharma (Hong Kong) Company Limited and Pioneer Pharma (Singapore) Pte. Ltd. has shared voting and investment power with respect to the remainder of these shares. Pioneer Pharma (Singapore) Pte. Ltd. is a wholly owned subsidiary of Pioneer Pharma (Hong Kong) Company Limited, which is a wholly owned subsidiary of China Pioneer Pharma Holdings Limited. The address for Pioneer Pharma (Hong Kong) Company Limited is: Flat 2605, 26/F Trendy Centre, 682 Castle Peak Road, Lai Chi Kok, Kowloon, Hong Kong. The address for Pioneer Pharma (Singapore) Pte. Ltd. is: 33A Chander Road, Singapore 219539. Beneficial ownership is reported as of December 2, 2013, and, therefore, may have changed between that date and March 31, 2014.

(3)

Includes (i) 3,117,500 shares of common stock held by the Najafi Family Trust dated September 13, 2006, of which Dr. Najafi and his spouse are the trustees, (ii) 252,868 held directly by Dr. Najafi, and (iii) 623,290, shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(4)

Includes (i) 38,210 shares held directly by Mr. Paulson and (ii) 477,247 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(5)	Includes 283,746 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(6)

Includes 192,186 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date. The right to exercise these stock options is held by the Gail J. Maderis Revocable Trust dated April 8, 2013.

(7)

Consists of (i) 29,522 shares held by the Charles J. Cashion and Martha Diane Cashion Trust dated July 27, 1988, and (ii) 280,763 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(8)

Includes (i) 266,079 shares held by the Anthony and Terri Dailley Trust, of which Mr. Dailley and his spouse are trustees, (ii) 10,180 shares held by the Anthony Dailley DDS Profit Sharing Plan, of which Mr. Dailley is the trustee and (iii) 194,467 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(9)

Includes (i) 45,137 shares held by the Paul Freiman and Anna Mazzuchi Freiman Trust, of which Mr. Freiman and his spouse are trustees and (ii) 208,760 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(10)

Includes (i) 6,700 shares held by the McPherson Family Trust, (ii) 37,693 shares held directly by Dr. McPherson, and (iii) 323,111shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(11)

Consists of (i) 348,408 shares held by the Robert R. Tufts and Joyce A. Tufts Trust dated September 18, 1987, of which Mr. Tufts and his spouse are trustees and (ii) 136,378 shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(12)

Consists of (i) 161,690 shares held by the Tony D. Wicks and Anne K. Wicks Revocable Trust, of which Mr. Wicks and his spouse are trustees and (ii) 268,615shares issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

(13)	Includes 7,179,810 shares of common stock issuable upon exercise of outstanding options which are exercisable as of March 31, 2014, or within 60 days after such date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013, with respect to shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding some securities reflected in first column)
Equity compensation plans approved by security holders (1)	7,011,297	$1.66	39,163
Equity compensation plans not approved by security holders(2)	152,270	$1.71	—
Warrants	4,765,505	1.72	—
Total	11,929,072	$1.68	39,163

1.

Consists of our 2002 Plan, 2005 Plan and 2007 Plan (collectively, the “Plans”). No additional option grants are being made under the 2002 Plan and the 2005 Plan. The 2007 Plan became effective in October 2007, and 6,397,922 shares were reserved for issuance under that plan at December 31, 2013. An additional 600,000 shares were added to the 2007 Plan in January 2014 pursuant to the evergreen provisions of the plan.

2.

Consists of non-qualified stock options granted outside of our Plans as compensation for services rendered to us in connection with a private placement of our preferred stock.  These options were fully vested and exercisable upon grant and will expire in March 2015.  The exercise prices for such options range from $1.70 to $1.87.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

Since December 31, 2011, there has not been any transaction, nor is there any proposed transaction, in which NovaBay was a participant, and in which a “related party” of NovaBay had or is expected to have a direct or indirect material interest, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of NovaBay’s total assets at the end of the last two completed fiscal years, that would require disclosure in this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. We believe that, during 2013, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the exceptions noted below.

●

Late Form 4’s were filed for Ron Najafi, Behzad Khosrovi, Thomas Paulson, Roy Wu, and David Stroman on January 14, 2013 to report the award of an option to purchase company stock that was granted to each such person on January 10, 2013.

●

Late Form 4’s were filed for Ron Najafi, Keith Bley, Thomas Paulson, Roy Wu, and David Stroman on October 2, 2013 to report the award of an option to purchase company stock that was granted to each such person on September 25, 2013.

●

Late Form 4’s were filed for Charles Cashion, Anthony Dailley, Paul Freiman, Gail Maderis, Alex McPherson, Robert Tufts, and Tony Wicks on January 15, 2013 to report the award of an option to purchase company stock that was granted to each such person on January 2, 2013.

●

A late Form 4 was filed by China Pioneer Pharma Holdings Limited, Pioneer Pharma (Hong Kong) Limited, Pioneer Pharma (Singapore) Pte Ltd, and Xinzhou Li on November 27, 2013 to report the purchase of 108,156 shares on November 14, 2013 and the acquisition of 3,913 shares on July 22, 2013 and the acquisition of 1,743 shares on April 29, 2013.

●	A late Form 4 was filed by Xinzhou Li on November 27, 2013 to report the sale of 120,000 shares on September 20, 2013.

In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers and 10% stockholders. Based solely on our review of copies of the reports on the Section 16(a) forms received by us with respect to the fiscal year ended December 31, 2013, and the written representations received from the reporting persons that no other reports were required, we believe that, except as indicated in the foregoing sentence, all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2013, (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to: Secretary, NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608. The annual report on Form 10-K (including the exhibits thereto) is also available on the Securities and Exchange Commission’s website at www.sec.gov.

DEADLINE FOR RECEIPT OF

STOCKHOLDER PROPOSALS OR NOMINATIONS

Due Date For Stockholder Proposals and Nominations For Next Year’s Annual Meeting

To be considered for inclusion in our proxy materials next year, your proposal must be submitted by December 29, 2014; however, if NovaBay’s 2015 Annual Meeting of Stockholders is not held on or between April 30, 2015, and June 29, 2015, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

If you wish to submit a proposal that you wish to be included in next year’s proxy materials or nominate a director, you must do so no earlier than January 30, 2015, and no later than March 1, 2015; provided, however, that in the event that the date of the 2015 Annual Meeting is held more than 30 days prior to or more than 30 days after May 30, 2015, your notice must be delivered not earlier than the close of business on the 120th day prior to the 2015 Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting is first made. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 5980 Horton Street, Suite 550, Emeryville, California 94608. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested, to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or NovaBay that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future, you may (1) notify your broker or (2) direct your written request to our corporate Secretary, NovaBay Pharmaceuticals, Inc., 5980 Horton Street, Suite 550, Emeryville, California 94608, (510) 899-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, NovaBay will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

DIRECTIONS TO ANNUAL MEETING LOCATION

        The Annual Meeting will be held at Hyatt House Hotel Emeryville, 5800 Shellmound Street, Emeryville, CA 94608 at 2:00 p.m. Pacific Time on Friday, May 30, 2014. Directions to this location are available at www.edocumentview.com/NBY (for all stockholders).

OTHER BUSINESS

The Board is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

By Order of the Board of Directors,

/s/ Ramin Najafi
April __, 2014	Ramin (“Ron”) Najafi, Ph.D. Chairman of the Board and Chief Executive Officer

PRELIMINARY COPY

PROXY

NOVABAY PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of NOVABAY PHARMACEUTICALS, INC. (“NovaBay”) hereby appoints RAMIN (“RON”) NAJAFI and THOMAS J. PAULSON, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of NovaBay to be held on Friday May 30, 2014, at 2:00 p.m. Pacific Time at Hyatt House Hotel Emeryville, 5800 Shellmound Street, Emeryville, CA 94608 and at any adjournment or postponement thereof, and to vote all shares by the undersigned of NovaBay’s common stock held of record on April 23, 2014, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

(continued and to be signed on the reverse side)

(continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE

SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	To elect the two Class I directors named below to hold office until the 2017 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified.

Nominees standing for election:

Massimo Radaelli	[ ] FOR	[ ] WITHHOLD AUTHORITY

Mark M. Sieczkarek	[ ] FOR	[ ] WITHHOLD AUTHORITY

2.

To approve an amendment to the Certificate of Incorporation of NovaBay Pharmaceuticals to increase the number of authorized shares of NovaBay common stock from 65,000,000 to 120,000,000.

[  ]           [  ]                    [  ]

FOR       AGAINST      ABSTAIN

3.	To ratify the appointment by NovaBay’s Audit Committee of OUM & Co. LLP as NovaBay’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

[ ] [ ] [ ] FOR AGAINST ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	[ ]
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	[ ]

Date:

Signature

Signature

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title. If the stockholder is a partnership, please sign in the partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.